As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-277604

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1269307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Bush Street, Seventeenth Floor San Francisco, CA	94104 (Zip Code)
(Address of Principal Executive Offices)

HABU, INC. 2018 Stock Plan 1

(Full title of the plan)

Jerry C. Jones, Esq.

EVP, Chief Ethics and Legal Officer and Secretary

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(Name and address of agent for service)

(888) 987-6764

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Jeremy L. Moore Baker & McKenzie LLP 800 Capitol, Suite 2100 Houston, Texas 77002 (713) 427-5000	Geoffrey D. Neal Kutak Rock LLP 124 West Capitol Avenue, Suite 2000 Little Rock, AR 72201 (501) 975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

1 LiveRamp Holdings, Inc. assumed certain stock options, restricted stock units and restricted stock awards granted thereunder in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated January 17, 2024.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Registration Statement”) is being filed by LiveRamp Holdings, Inc. (the “Registrant”) for the sole purpose of correcting the number of shares registered under the Habu, Inc. 2018 Stock Plan (the “Plan”) on the Registration Statement on Form S-8 (File No. 333-277604) that was filed by the Registrant on March 1, 2024 (the “Original Registration Statement”) by reducing the number of aggregate shares registered thereon by 2,417,283. The registration fee was paid by the Registrant in full in connection with the filing of the Original Registration Statement.

Accordingly, the Registrant hereby amends the fee table in the Original Registration Statement to reflect that (i) 699,335 shares of common stock, par value $0.10 per share, are registered pursuant to the Plan, (ii) the maximum aggregate offering price is $24,917,306, and (iii) the amount of registration fee is $3,677.79. Other than as set forth above, there are no other changes being made to the Original Registration Statement.

This Registration Statement shall not affect the remaining shares of common stock registered pursuant to the Original Registration Statement, and the effectiveness of the Original Registration Statement as to the 699,335 shares of common stock issuable under the Plan shall continue unaffected by this Registration Statement.

The Original Registration Statement remains in effect in all other respects.

CORRECTED CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)(5)
Equity	Common stock, par value $0.10 per share, issuable in respect of the Assumed Options, Assumed RSUs and Assumed Restricted Stock under the Habu, Inc. 2018 Stock Plan	Rule 457(c) and Rule 457(h)	699,335	$35.63	$24,917,306	$0.00014760	$3,677.79
Total Offering Amounts					$24,917,306
Total Fee Offsets							–
Net Fee Due							$3,677.79

(1)	This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Registration Statement”) registers the issuance of the common stock of LiveRamp Holdings, Inc. (the “Registrant”), par value $0.10 (the “Common Stock”), issuable pursuant to stock options, restricted stock units and restricted stock awards assumed as a result of the Agreement and Plan of Merger, dated January 17, 2024, by and among LiveRamp, Inc., Supersonic Merger Sub, Inc., Habu, Inc. and Shareholder Representative Services LLC.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.
(3)	Pursuant to this Registration Statement and as further set forth in the Explanatory Note to this Registration Statement, this Registration Statement is amending and restating the Calculation of Filing Fee Table set forth in the Registration Statement on Form S-8 (File No. 333-277604) that was filed by the Registrant on March 1, 2024 (the “Original Registration Statement”) solely to reflect the correct number of shares being registered under the Habu, Inc. 2018 Stock Plan, the maximum aggregate offering price, and the amount of registration fee, which numbers had previously been included in error. The registration fee was previously paid in full.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h), based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on February 28, 2024.
(5)	Rounded to the nearest penny. Amount previously paid in connection with the filing of the Original Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on March 12, 2024.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Jerry C. Jones, EVP, Chief Ethics and Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, as of March 12, 2024:

Signature	Title

*	Director
John L. Battelle

*	Director
Timothy R. Cadogan

*	Director
Vivian Chow

*	Director, Chief Executive Officer
Scott E. Howe	(principal executive officer)

*	Director, Non-Executive Chairman of the Board
Clark M. Kokich

*	Director
Brian O’Kelley

*	Director
Omar Tawakol

*	Director
Debora B. Tomlin

*	Executive Vice President and Chief Financial Officer
Lauren Dillard	(principal financial and accounting officer)

* By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: Attorney-in-Fact